Exhibit 3.1

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
SHEER VENTURES, INC.
2. The articles have been amended as follows (provide article numbers, if available):
Paragraph 1:The name of the Corporation shall be "Ignis Petroleum Group, Inc."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 52.94%

4. Effective date of filing (optional):	7/11/05
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ Michael P. Piazza

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 11/03/03

ARTICLES OF INCORPORATION

OF

SHEER VENTURES INC.

FIRST.  The name of the corporation is SHEER VENTURES INC.

SECOND.   The registered office of the corporation in the State of Nevada is located at 4145 Hackamore Drive, Reno, Nevada, 89509.  The corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or the By-Laws of the corporation.  The corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

THIRD.   The objects for which this corporation is formed are to engage in any lawful activity,

FOURTH.  The total number of common stock authorized that may be issued by the Corporation is seventy five million (75,000,000) shares of common stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized.  The corporation may from time issued said shares for such consideration as the Board of Directors may fix.

FIFTH.  The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1).  The first Board of Directors shall be one (1) in number and the name and post office address of these Directors are:

Name:	Doug Berry

Address:	14188 Marine Drive
White Rock, British Columbia
Canada V4B 1A8

SIXTH.  The capital stock of the corporation, after the amount of the subscription price or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH.  The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Name:	Leah Finke
Address:	4145 Hackamore Drive
Reno, Nevada, 89509

EIGHTH.  The Resident Agent for this corporation shall be Leah Finke. The address of the Resident Agent and the registered or statutory address of this corporation in the State of Nevada shall be: 4145 Hackamore Drive, Reno, Nevada, 89509.

NINTH.  The corporation is to have perpetual existence.

TENTH.  The Board of Directors shall adopt the initial By-laws of the corporation.  The Board of Directors shall also have the power to alter, amend or repeal the By-laws, or to adopt new By-laws, except as otherwise may be specifically provided in the By-laws.

ELEVEN.  No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada  Revised Statutes.  Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.

TWELVETH.  The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this April 30, 2004.

/s/ Leah Finke
Leah Finke
Incorporator